UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DELTA FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Delta Financial Corporation
1000 Woodbury Road, Suite 200
Woodbury, New York 11797

_______, 2007

Dear Stockholder:

We cordially invite you to attend a special meeting of Delta Financial Corporation’s stockholders.  The meeting will be held on __________, 2007, at 9:00 a.m., local time, at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, 39th Floor, New York, New York 10104.

As set forth in the attached proxy statement, the special meeting will be held to consider the issuance of shares of our common stock upon exercise of warrants and conversion of notes that were issued to investors in our company in our August 2007 financing.  Please take the time to carefully read each of the proposals that stockholders are being asked to approve.

The Marketplace Rules of the Nasdaq Global Market, on which our common stock is quoted, require stockholder approval of the issuance of the shares of common stock described in this proxy statement.  In addition, certain of the issuances of common stock described in the attached proxy statement require approval in accordance with Section 203 of the Delaware General Corporation Law.

Your vote is important, as the proposals described in this proxy statement may have an important impact on our liquidity.  Whether or not you attend the meeting in person, I urge you to promptly vote your proxy via the Internet, by telephone or by mail using the enclosed postage paid reply envelope.  If you decide to attend the meeting and vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

Sincerely yours,

Hugh Miller
President & Chief Executive Officer

DELTA FINANCIAL CORPORATION
1000 Woodbury Road, Suite 200
Woodbury, New York 11797
————————————
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ___________, 2007
————————————

To the Stockholders of Delta Financial Corporation:

A Special Meeting of the Stockholders of Delta Financial Corporation (the “Company”) will be held on ____________, 2007, at 9:00 a.m. local time, at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, 39th Floor, New York, New York 10104, for the following purposes:

1.      To approve the issuance of the shares of our common stock that are issuable upon the exercise of warrants held by affiliates of Angelo, Gordon & Co., L.P.;

2.      To approve the issuance of an aggregate of 2,000,000 shares of our common stock that are issuable upon the conversion of convertible notes held by entities managed by Mr. Mohnish Pabrai; and

3.      To transact such other business as may properly come before the meeting or any adjournment.

These proposals are more fully described in the Proxy Statement that follows.  Stockholders of record at the close of business on _________, 2007 will be entitled to vote at the meeting and any adjournments.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the special meeting.

By Order of the Board of Directors,

Marc E. Miller
Secretary

Woodbury, New York
_____, 2007

DELTA FINANCIAL CORPORATION
1000 Woodbury Road, Suite 200
Woodbury, New York 11797
————————————
PROXY STATEMENT
For the Special Meeting of Stockholders
to Be Held on ________, 2007
————————————

The Board of Directors of Delta Financial Corporation (the “Company”) is soliciting proxies to be voted at the Special Meeting of Stockholders on ________, 2007, at 9:00 a.m., local time, and at any adjournments, for the purposes set forth in the attached Notice of Special Meeting of Stockholders.  We anticipate that the Notice, this Proxy Statement and the form of proxy enclosed will first be sent to our stockholders on or about __________, 2007.
______________________________________________________________________________________________

Who Can Vote?

Only holders of record of our common stock, par value $.01 per share (the “common stock”), at the close of business on _________, 2007 will be entitled to vote at the meeting.  As of August 20, 2007, we had approximately 23,604,761 shares of common stock outstanding.  The common stock is the only class of our securities outstanding that may vote at the Special Meeting.  Each stockholder is entitled to one vote for each share of common stock held.

What Are You Voting On?

The purpose of the Special Meeting is to approve the issuance of shares of our common stock that are issuable upon exercise or conversion of securities that we issued in August 2007.  At that time, we entered into a series of related transactions, providing for an aggregate of $70.0 million in additional liquidity.  See “Delta Financial Corporation’s August 2007 Financing.”

You are voting on:

▪	the issuance of the shares of common stock upon the exercise of warrants (the “Warrants”) held by affiliates of Angelo, Gordon & Co., L.P. (“Angelo Gordon”); and
▪
the issuance of an aggregate of 2,000,000 shares of our common stock upon the conversion of convertible notes (the “Convertible Notes”) held by entities managed by Mr. Mohnish Pabrai (the “PIF Investors”).

Have Any of Our Existing Stockholders Agreed to Vote their Shares in Any Specific Way?

Yes.  Stockholders who hold more than 50% of our outstanding common stock, including all of our executive officers and directors, certain affiliates of Angelo Gordon and the PIF Investors (who collectively own approximately 50.9% of our outstanding shares (not including the shares issuable upon exercise of the Warrants or employee stock options or upon conversion of the Convertible Notes)), have agreed to vote their shares in favor of the issuance of the shares issuable upon conversion of the Warrants.  In addition, all of our executive officers and directors, together with Angelo Gordon, who collectively own approximately 31.1% of our outstanding shares (not including the shares issuable upon exercise of the Warrants or employee stock options), have agreed to vote their shares in favor of the issuance of the shares issuable upon conversion of the Convertible Notes.  The approval of the issuance of the shares to the PIF Investors requires the affirmative vote of at least 66 2/3% of the outstanding common stock which is not owned by the PIF Investors and certain of their affiliates.  Therefore, of the 18,943,361 shares that may be voted with respect to this proposal, approximately 12,628,907 must be voted in favor.  The holders of approximately 7,348,502 shares have agreed to do so, representing approximately 58.2% of the amount required for approval.

How Many Votes Must Be Present to Hold the Special Meeting?

A majority of the votes that can be cast, or 11,802,381 votes, which is known as a quorum, must be present at the Special Meeting in person or represented by proxy to hold the Special Meeting and conduct business.  Abstentions and broker non-votes are counted for purposes of establishing a quorum, but otherwise do not count.  Due to the voting agreements described above, we expect that a quorum will be present at the Special Meeting.

How Many Votes Are Needed to Approve the Matters to Be Considered at the Special Meeting?

If a quorum exists at the Special Meeting, each action proposed, other than the approval of the shares issuable to the PIF Investors, will be approved if the number of votes cast in favor of the proposed action exceeds the number of votes cast against it.  However, the approval of the issuance of the shares to the PIF Investors requires the affirmative vote of at least 66 2/3% of the outstanding common stock which is not owned by any of the PIF Investors or certain of their affiliates.

How Do I Vote?

You can vote either in person at the Special Meeting or by proxy without attending the Special Meeting.  To vote by proxy, you must do one of the following:

▪	Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

▪	Vote by telephone (instructions are on the proxy card); or

▪	Vote by the Internet (instructions are on the proxy card).

If you want to vote in person at the Special Meeting, and you hold your common stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Each proposal is being presented separately at the Special Meeting.  You may vote your shares for or against either or both of the two proposals.

How Can I Revoke or Change My Vote?

You may revoke your proxy at any time before it is voted at the Special Meeting or any adjournment by (1) sending a written notice of revocation to our corporate secretary, (2) by attending the Special Meeting and voting in person, or (3) entering a new vote or by granting a new proxy card or new voting instruction bearing a later date (which automatically revokes the earlier instructions).  Regardless of whether you voted using a traditional proxy card, over the Internet or by telephone, you may use any of those three methods to change your vote.  Attendance at the Special Meeting or any adjournment will not cause your previously granted proxy to be revoked unless you specifically so request.  There will be no double counting of votes.

What If I Do Not Vote for One of the Matters Listed on My Proxy Card?

If you return your proxy card without indicating your vote, your shares will be voted FOR each of the proposals presented at the Special Meeting.

What If I Vote “Abstain”?

A vote to “abstain” on either matter will have the effect of a vote against the matter.

Can My Votes Be Voted If I Do Not Return My Proxy Card and Do Not Attend the Special Meeting?

If your shares are owned in street name, and you do not return your proxy card or attend the Special Meeting, your broker can vote your shares on either of the matters scheduled to come before the Special Meeting.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you do not give your broker instructions on how to vote your shares, the votes will be broker non-votes, which will have the effect of a vote against proposal no. 1, and no effect on proposal no. 2.

If you do not vote your shares held in your name, your shares will not be voted.

The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the Delta Funding Corporation 401(k) Profit-Sharing Plan.  Shares for which the trustees receive no instructions will be voted in the same proportion as the shares for which the trustees receive instructions.

Could Other Matters Be Decided at the Special Meeting?

We do not know of any other matters that will be considered at the Special Meeting, and our by-laws limit the circumstances under which additional matters could be considered at the Special Meeting.  If any other matters are properly presented at the Special Meeting, the proxies will be voted at the discretion of the proxy holders.

Do I Need a Ticket to Attend the Special Meeting?

Yes, you will need an admission ticket or proof of ownership of common stock to enter the Special Meeting.  If you are a stockholder of record, your admission ticket is the bottom half of the proxy card sent to you.  If you plan to attend the Special Meeting, please so indicate when you vote and bring the ticket with you to the Special Meeting.  If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form.  If you do not bring your admission ticket, you will need proof of ownership of common stock to be admitted to the Special Meeting.  A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.  If you arrive at the Special Meeting without an admission ticket, we will admit you only if we are able to verify that you are our stockholder.

What Will Happen to My Proxy if the Special Meeting Is Adjourned or Postponed?

Although it is not expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by us prior to the Special Meeting will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow those of our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Who Can Answer Questions About the Special Meeting?

We have retained The Altman Group, Inc. to solicit proxies of our stockholders to be voted at the Special Meeting.  We expect to pay The Altman Group, Inc. $____ in the aggregate for its services.  If you have any questions or require any assistance, please contact The Altman Group at (800) _______.

DELTA FINANCIAL CORPORATION’S AUGUST 2007 FINANCING

The Board of Directors has called the Special Meeting as a result of the financing transactions into which we entered in August 2007.  On August 13, 2007, we, together with certain of our subsidiaries, entered into agreements providing for an aggregate of $70.0 million in liquidity, consisting of a $60.0 million repurchase financing facility and the issuance of $10.0 million in principal amount of Convertible Notes.  The closing of these transactions took place on August 14, 2007.

Background of the Financing, and Reasons for the Financing. The subprime mortgage industry in which we operate has experienced a period of turmoil during the first seven months of 2007.  These conditions worsened during the several weeks preceding the August 2007 financings described in this section.  For example, similar to other companies in our industry, we were unable to complete a securitization transaction during this period.  Our liquidity was adversely impacted by these market conditions and the resulting margin calls that we received from our warehouse financing providers.  In the days prior to the completion of the August 2007 financings, we received additional margin calls which, when we evaluated our business and prevailing market conditions, caused us to seek additional sources of capital and to alter our operations to address the volatility of the operating environment.  We entered into these financing transactions described below in an effort to address our liquidity needs.

Repurchase Financing Facility.  In one of these transactions, we entered into a repurchase financing facility (the “Repurchase Facility”) with Angelo Gordon, a private equity firm, in the principal amount of $60.0 million.  The Repurchase Facility bears interest at the rate of 600 basis points over one-month LIBOR.  The Repurchase Facility is collateralized by our securitization Class P, Class BIO and owner trust certificates (the “securitization certificates”), which entitle the holder to receive the excess cash flows, if any, remaining in each payment period under the applicable securitization, after payments have been made in respect of the asset-backed notes and certificates, the contractual servicing fee and other fees, costs and expenses of administering the securitization trust.  Holders of the certain classes of securitization certificates are also entitled to receive any prepayment penalties that are paid under the applicable securitization.  Under the terms of the Repurchase Facility, the cash flows from the securitization certificates will be applied to pay down the principal of the Repurchase Facility.  We are also obligated to make monthly interest payments on the then-existing principal balance of the Repurchase Facility.  The Repurchase Facility matures in 12 months, if not sooner repaid.

Prior to this transaction, Angelo Gordon, a registered investment adviser, held voting and dispositive powers over 262,700 of our outstanding shares, all of which are held for the account of discretionary investment advisory clients of the firm.  See “Security Ownership of Certain Beneficial Owners and Management.”

Warrants.  In connection with the Repurchase Facility, we issued to affiliates of Angelo Gordon (the “Angelo Gordon Entities”) Warrants  to purchase, in the aggregate, up to 10.0 million shares of our common stock (the “Warrant Shares”).  The initial exercise price of the Warrants is $5.00 per share.  In connection with the issuance of the Warrants, the Angelo Gordon Entities were granted certain rights as investors.  See “—Additional Investor Rights” below.  The Warrants expire in February 2009, subject to extension if we do not obtain stockholder approval for the issuance of the Warrant Shares by November 14, 2007.

If exercised in their entirety on the date of this proxy statement, the Warrant Shares would represent, in the aggregate, 29.8% of our outstanding common stock (not including the shares issuable upon conversion of the Convertible Notes).  Accordingly, the issuance of the Warrant Shares may be deemed a “change of control” under the Marketplace Rules of the Nasdaq Global Market.  In order to comply with these rules, and the related Marketplace Rules applying to certain issuances of common stock constituting 20% or more of our outstanding shares, until stockholder approval is received, the Warrants are only exercisable for an aggregate of 4.7 million shares of our common stock, which is less than 20% of our total outstanding number of shares of common stock as of the closing date.   The remaining shares issuable upon exercise of the Warrants are issuable only upon the receipt of stockholder approval.  As discussed above, approximately 50.8% of our outstanding shares are subject to voting agreements requiring a vote in favor of the issuance of these shares.

The Convertible Notes.  In connection with these financing transactions, we also issued $10.0 million in aggregate principal amount of  Convertible Notes to the PIF Investors.  Several of the PIF Investors and their affiliates are among our existing shareholders.  Immediately prior to these transactions, Mr. Pabrai and certain of his family members and affiliates owned 4,661,400 shares of our common stock.  See “Security Ownership of Certain Beneficial Owners and Management.”  The Convertible Notes mature in August 2008, if not converted or redeemed earlier, and bear interest at the rate of 6% per annum for the first 90 days, and thereafter at the rate of 12% per annum, until converted or redeemed.  The Convertible Notes are convertible into an aggregate of 2.0 million shares of our common stock, at a conversion price of $5.00 per share.

If converted in their entirety on the date of this proxy statement, the Convertible Notes would represent, in the aggregate, 7.8% of our outstanding common stock (not including the shares issuable upon exercise of the Warrants).  Accordingly, when added to the shares held by the PIF Investors and their affiliates as of the date of this proxy statement, the issuance of these shares may be deemed a “change of control” under the Marketplace Rules of the Nasdaq Global Market.  Because of the prior stock ownership by Mr. Pabrai and his affiliates, Section 203 of the Delaware General Corporation Law prohibits the issuance of the common stock to the PIF Investors upon conversion of the Convertible Notes prior to the approval of stockholders owning at least 66 2/3% of our outstanding common stock which is not owned by any of the PIF Investors or certain of their affiliates.  Therefore, of the 18,943,361 shares that may be voted with respect to this proposal, approximately 12,628,907 must be voted in favor.  The holders of approximately 7,348,502 shares have agreed to do so, representing approximately 58.2% of the amount required for approval.

Use of Proceeds.  We will use the proceeds from the Repurchase Facility, the issuance of the Convertible Notes, and from any cash received upon exercise of the Warrants, for our general corporate purposes, including originating mortgage loans, financing the overcollateralization and bond discounts on any future securitizations that we may consummate, and paying our obligations under our warehouse financing facilities.

Required Shareholder Approval.  The Warrants are currently exercisable for an aggregate of 4.7 million shares of our common stock.  In order to comply with the Marketplace Rules of the Nasdaq Global Market, the issuance of any additional Warrant Shares, and the issuance of all of the shares issuable upon exercise of the Convertible Notes, are each subject to the approval of our stockholders.  The Convertible Notes will automatically convert into shares of our common stock upon receipt of this approval.  The holders of the Convertible Notes have the right to require us to redeem the Convertible Notes at par, plus accrued interest through the redemption date, if we fail to distribute a definitive proxy statement to obtain stockholder approval within 90 days after the August 14, 2007 issuance date, or to obtain the stockholder approval within 120 days after the issuance date.  If the Convertible Notes are redeemed, Angelo Gordon has the right to reduce the principal amount of the Repurchase Facility by $10.0 million, to $50.0 million.  Under these circumstances, our liquidity may be severely impacted, and we may need to raise additional capital to continue to operate our business as currently planned, and there are no assurances that we could obtain additional capital on terms as favorable as that portion of the Repurchase Facility and the Convertible Notes.  We may not be able to obtain such additional capital at all.

Please note that the approval of the issuance of the Warrant Shares and the approval of the issuance of the shares of common stock issuable upon conversion of the Convertible Notes are being presented as separate proposals at the Special Meeting.  Accordingly, you may vote to approve one proposal, while voting against the other.  As set forth below, our Board of Directors recommends that you vote FOR both of these proposals.

Voting Agreements.  In connection with the financing transactions, under the terms of a voting and support agreement, the holders of more than 50% of our outstanding common stock, including all of our directors and executive officers, the Angelo Gordon Entities and the PIF Investors, have agreed to vote their shares in favor of the issuance of the Warrant Shares and the issuance of the shares upon conversion of the Convertible Notes.  However, because of the significant equity interest of the PIF investors in our company prior to the August 2007 transactions, under Section 203 of the Delaware General Corporation Law, the issuance of the shares issuable upon exercise of the Convertible Notes requires the approval of 66 2/3% of our outstanding shares, other than the shares held by the PIF Investors and certain of their affiliates.   The Angelo Gordon Entities have agreed to vote their outstanding shares in favor of this proposal, as described above.

Additional Investor Rights.  If the Warrants are exercised for at least 5.0 million shares of our common stock, and thereafter, the holdings of the Angelo Gordon Entities do not decrease beneath that amount, the Angelo Gordon Entities will be entitled to appoint up to two members of our Board of Directors.  In addition, for so long as the Angelo Gordon Entities own 5.0 million shares of our common stock (or Warrants that are exercisable for that number of shares), the Angelo Gordon Entities will have preemptive rights to purchase up to one-half of our equity securities that may be offered in certain types of offerings.  As a result of these rights, if the Warrants are exercised to purchase more than 5.0 million shares of our common stock, we anticipate that Angelo Gordon will have a significant role in the management of our Company.  In addition, under the terms of the Warrants, the exercise price of the Warrants may be reduced, and the number of shares issuable upon exercise of the Warrants may be increased, if we issue shares of our common stock (or certain convertible securities) at a price that is less than the exercise price of the Warrants.  At the option of Angelo Gordon, the exercise price of the Warrants may also be paid by reducing an equal portion of the principal amount of the Repurchase Facility.

Both the Angelo Gordon Entities and the PIF Investors have been granted rights under which we will register all or a portion of the shares of common stock issuable upon exercise of the Warrants and the Convertible Notes.

Accounting Treatment of the Financing Transactions.  Both the Repurchase Facility and the Convertible Notes will be recorded as liabilities in our consolidated balance sheet under “Accounts Payable and Other Liabilities.”  We expect that the allocated fair value of the Warrants will be recorded as a discount to the Repurchase Facility and amortized to interest expense as a non-cash yield adjustment over the life of the Repurchase Facility.

Where You Can Find More Information.  We filed a Current Report on Form 8-K on August 16, 2007 reporting the issuance of the securities described in this proxy statement.  A copy of each of the form of warrant and convertible notes and related documents are filed as exhibits to the Form 8-K.

PROPOSAL NO. 1

APPROVAL OF ISSUANCE OF WARRANT SHARES
TO ANGELO GORDON & CO., L.P.

Please see the preceding section, “Delta Financial Corporation’s August 2007 Financing,” for a description of the transactions in which the Warrants were issued, and the terms of the Warrants.

A majority of the votes cast at the Special Meeting must be voted in favor of this proposal in order for it to be approved.  The holders of a majority of our shares are subject to agreements requiring them to vote in favor of this proposal.  See “Delta Financial Corporation’s August 2007 Financing—Voting Agreements.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ISSUANCE OF THE WARRANT SHARES.

PROPOSAL NO. 2

APPROVAL OF ISSUANCE OF SHARES OF COMMON STOCK
TO THE PIF INVESTORS

Please see the preceding section, “Delta Financial Corporation’s August 2007 Financing,” for a description of the transactions in which the Convertible Notes were issued, and the terms of the Convertible Notes.  Please note that if the issuance of the common stock upon conversion of the Convertible Notes is not approved by our stockholders, we may be required to redeem the Convertible Notes at a redemption price equal to their principal amount, plus accrued interest through the redemption date, and we may no longer have access to $10.0 million of the financing currently available under the Repurchase Facility.  Together, this would have the effect of reducing our available capital by up to $20.0 million.

The approval of this proposal requires the affirmative vote of at least 66 2/3% of our outstanding common stock which is not owned by any of the PIF Investors or certain of their affiliates.  The holders of approximately 7,348,502 of our shares (representing approximately 58.2% of the required number of votes) are subject to agreements requiring them to vote in favor of this proposal.  See “Delta Financial Corporation’s August 2007 Financing—Voting Agreements.”

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ISSUANCE OF THE SHARES OF COMMON STOCK TO THE PIF INVESTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides information at August 20, 2007, with respect to (1) any person known to us to be the beneficial owner of five percent or more of the common stock, (2) all of our directors, (3) each of our five most highly compensated executive officers during the year ended December 31, 2006, including our Chief Executive Officer and Chief Financial Officer, and (4) all directors and executive officers as a group.  Unless otherwise indicated, the beneficial ownership disclosed consists of sole voting and investment power.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class

Sidney A. Miller (2)	454,742	1.9%
Hugh Miller (3)	6,616,295	27.4%
Richard Blass (4)	337,377	1.4%
John Adamovich, Jr. (5)	5,000	*%
William Addas (6)	7,000	*%
Martin D. Payson (7)	75,000	0.3%
Arnold B. Pollard (8)	25,000	0.1%
Margaret A. Williams (9)	12,500	0.1%
Randall F. Michaels (10)	114,500	0.5%
Lee Miller (11)	4,826,577	20.4%
Marc E. Miller (12)	4,835,391	20.4%
William J. Horan (13)	4,539,890	19.2%
Mohnish Pabrai (14)	4,661,400	19.7%
T. Rowe Price Associates, Inc. (15)	1,847,460	7.8%
Flagg Street Capital, LLC (16)	1,181,903	5.0%
Angelo Gordon & Co., L.P.(17)	4,962,700	17.5%
All directors and executive officers as a group (11 persons) (18)	8,245,802	33.3%

*  Less than 0.1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Delta Financial Corporation, 1000 Woodbury Road, Suite 200, Woodbury, NY 11797.

(2)	Includes 15,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(3)
Includes (a) 4,531,790 shares of common stock owned by two trusts, of which Mr. Hugh Miller is a trustee and has shared voting and investment power; (b) 31,676 shares of common stock over which he has sole voting and investment power for the benefit of two family members under the Uniform Gifts for Minor’s Act; (c) 500,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days; and (d) 54,375 shares of unvested restricted stock.

(4)	Includes (a) 300,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days; and (b) 11,250 shares of unvested restricted stock.

(5)	Includes 5,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(6)	Includes 5,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(7)	Includes 25,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(8)	Includes 25,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(9)	Includes 12,500 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(10)	Includes (a) 72,500 shares of common stock subject to currently exercisable options or options exercisable within 60 days; and (b) 35,000 shares of unvested restricted stock.

(11)
Includes (a) 4,531,790 shares of common stock owned by two trusts, of which Mr. Lee Miller is a trustee and has shared voting and investment power; and (b) 100,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(12)
Includes (a) 4,531,790 shares of common stock owned by two trusts, of which Mr. Marc E. Miller is a trustee and has shared voting and investment power; (b) 8,814 shares of common stock over which he has sole voting and investment power for the benefit of two family members under the Uniform Gifts for Minor’s Act; and (c) 100,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.

(13)
Includes (a) 4,531,790 shares of common stock owned by two trusts, of which Mr. Horan is a trustee and has shared voting and investment power; and (b) 7,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days.  Mr. Horan's inclusion in this table is by virtue of his position as a co-trustee over two trusts that in the aggregate own more than 10% of our common stock.  Mr. Horan is an officer of one of our subsidiaries, but he is not one of our directors or executive officers.

(14)
Based upon a Schedule 13G filed by Mohnish Pabrai and Pabrai Investment Funds (“Pabrai”) with the Securities and Exchange Commission (“SEC”) on December 15, 2006 and subsequent Form 4 filings by Mr. Pabrai.  According to information furnished by Pabrai, these securities are owned by the Pabrai Investment Fund II, L.P. (“PIF2”), Pabrai Investment Fund 3, Ltd. (“PIF3”), The Pabrai Investment Fund IV, L.P. (“PIF4”), Dalal Street, LLC (“Dalal Street”), Mr. Pabrai and Ms. Harina Kapoor.  Mr. Pabrai is the controlling member and chief executive officer of Dalal Street, which is the general partner of PIF2 and PIF4 and sole investment manager of PIF4.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Mohnish Pabrai and Dalal Street are deemed to be a beneficial owner of the securities owned by PIF2, PIF3 and PIF4; however, each of Mohnish Pabrai and Dalal Street expressly disclaims that they are in fact, the beneficial owner of these securities, except to the extent of their pecuniary interest therein, if any.  Pabrai’s address is 114 Pacifica, Suite 240, Irvine, California 92618-3321.  Does not include the 2,000,000 shares of common stock issuable upon conversion of the convertible notes, as these shares may not be issued unless the issuance is approved at a meeting of our stockholders.

(15)
Amounts based upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 13, 2007.  According to information furnished by Price Associates, these securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 1,750,000 shares of common stock, representing 7.4% of the shares outstanding), for which Price Associates serves as investment adviser.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Price Associates’ address is 100 East Pratt Street, Baltimore, MD 21202-1009.

(16)
Amounts based upon a Schedule 13G filed by Flagg Street Capital (“Flagg Street”) with the SEC on March 22, 2007.  According to information furnished by Flagg Street, these securities are owned by various individual and institutional investors, including Flagg Street Partners LP, Flagg Street Partners Qualified LP and Flagg Street Offshore, LP, for each of which Flagg Street serves as general partner and investment adviser.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Flagg Street is deemed to be a beneficial owner of such securities; however, Flagg Street expressly disclaims that it is, in fact, the beneficial owner of such securities.  Flagg Street’s address is 44 Brattle Street, Cambridge, MA 02138.

(17)
Angelo, Gordon & Co., L.P., a registered investment adviser, holds voting and dispositive powers over 262,700 shares of common stock, all of which are held for the account of discretionary investment advisory clients of the firm.  Includes 4,700,000 shares currently exercisable upon exercise of the warrants issued on August 14, 2007, and which are also held for the account of discretionary clients.  Angelo Gordon’s address is 245 Park Avenue, New York, New York 10167.

(18)	Includes (a) 1,160,000 shares of common stock subject to currently exercisable options or options exercisable within 60 days; and (b) 100,625 shares of unvested restricted stock.

OTHER BUSINESS

As of the date of this Proxy Statement, the only business that the Board of Directors intends to present, and knows that others will present, at the Special Meeting is that set forth herein.  Please note that under our corporate bylaws, the only business that may be conducted at the Special Meeting is the business described in the above attached Notice of Special Meeting or business that is otherwise properly  brought before the meeting by the presiding officer of the meeting or by or at the direction of a majority of our entire Board of Directors.  If any other matter or matters are properly brought before the Special Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

ABSENCE OF APPRAISAL RIGHTS

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to either of the proposals to be acted upon at the Special Meeting.

STOCKHOLDER PROPOSALS

We must receive proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders on or prior to December 24, 2007 to be eligible for inclusion in our Proxy Statement and form of Proxy to be used in connection with the 2008 Annual Meeting.  Under our corporate by-laws, any such proposal submitted with respect to our 2008 Annual Meeting of Stockholders which is submitted outside the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely if we do not receive written notice of that proposal at least 60 calendar days before the date of the meeting.  However, if we do not make a public announcement of the date of the meeting at least 75 calendar days before the meeting, the notice will be considered untimely if it is not received prior to the close of business on the tenth calendar day following the day on which the public announcement is first made.

OTHER INFORMATION

We will bear the costs of solicitation of proxies, including the fees of The Altman Group, Inc.  Our directors, officers and other employees may solicit proxies in person or by telephone, without additional compensation thereof, other than reimbursement of out-of-pocket expenses.  Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons, and we will reimburse them for the reasonable out-of-pocket expenses incurred by them in so doing.

REPORTS

We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006 and/or a copy of our Form 10-Q for the three months ended June 30, 2007, as filed with the SEC, including our consolidated financial statements.  Requests for copies of the Annual Report on Form 10-K or Quarterly Report on Form 10-Q should be directed to Investor Relations Department, Delta Financial Corporation, 1000 Woodbury Road, Suite 200, Woodbury, New York 11797.  The Proxy Statement, our 2006 Annual Report to Stockholders, the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q are also available on our website at: http://www.deltafinancial.com.  The 2006 Annual Report to Stockholders, Annual Report on Form 10-K, Quarterly Report on Form 10-Q and information on the website other than the Proxy Statement, are not part of our proxy soliciting materials.

By Order of the Board of Directors,

Marc E. Miller
Secretary
Woodbury, New York
______________, 2007